Exhibit 10.1

Amended and Restated

Sonus Pharmaceuticals, Inc.

Executive Compensation Program

I.              PURPOSE

The purpose of the Sonus Pharmaceuticals Executive Compensation Program (“Program”) is to provide competitive compensation opportunities that are aligned with and promote the overall financial objectives of Sonus Pharmaceuticals (the “Company”) and its shareholders.  This will be accomplished through a combination of base salary, short-term incentives, and long-term equity awards.

II.            ELIGIBILITY

Company executives are eligible to participate in the Program.  As of January 1, 2004, the following executives have been approved for participation in the Program (the “Participants”):

•      President & CEO

•      SVP, Clinical & Regulatory Affairs, Chief Medical Officer

•      SVP, Chief Financial Officer

•      VP, Research and Process Development

•      VP, Preclinical Development

•      VP, Strategic Development & Corporate Development

•      VP, Regulatory Affairs & Quality Assurance

•      VP, Market & Business Development

•      VP, Human Resources

•      Controller & Principal Accountant

•      Investor Relations

Other individuals may become Program Participants during a fiscal year (“New Participants”) provided such an individual is: (1) an executive of the Company; (2) recommended for participation by the President & CEO and the Compensation Committee; and (3) approved for participation by the Board of Directors.  In addition, a New Participant must satisfy the specific eligibility requirements of the Short-Term Incentive and Stock Option Programs in order to receive an award under each of these programs (see Sections VI and VII, respectively).

III.           COMPENSATION PHILOSOPHY

Four guiding principles provide the framework for the Program:

A.            Pay Program Objectives.  The primary contributions expected from the Program include:

1.     Align the interests of executives and shareholders by providing an opportunity for Participants to share in the increase in Company value.

2.     Create a direct meaningful link between business results and individual performance and reward executives for commensurate company performance.

3.     Provide competitive compensation opportunities to help attract and retain critical leadership and talent.

4.     Ensure flexibility to fairly compensate executives for performance when business priorities and objectives change throughout the year.

B.            Comparative Framework.  Target pay levels will be competitive with those of similarly situated executives in comparable life sciences companies.  To ensure an accurate representation of market practice, multiple survey sources will be considered.

1.     Radford Biotechnology Survey.

2.     Life Sciences Industry Executive Total Direct Compensation Survey.

3.     Other surveys deemed appropriate by the Compensation Committee.

4.     Peer group of business and labor market competitors.  The peer group will be reviewed by the Compensation Committee on an annual basis and submitted to the Board for approval.

A competitive analysis of Sonus’ compensation levels relative to market will be completed in the fourth quarter of each fiscal year and will serve as the basis for developing the pay structure for the next fiscal year.

Additionally, the Compensation Committee will utilize an independent, outside consultant to review the Company’s compensation programs and practices and make recommendations.

C.            Target Pay Position.  For each element of compensation, Sonus will target the following market position relative to the comparative framework:

Total Cash Compensation
Base Salary	Target Total Cash	Maximum Total Cash	Target Stock Option Grant
50th – 60th Percentile	50th Percentile	60th – 75th Percentile	50th Percentile (subject to dilution constraints)

Note:  Total cash is base salary plus short-term incentive.

D.            Ownership.  The Company will encourage and facilitate equity ownership of Program Participants through the grant of stock option awards.  Target award levels will be based on the competitive value provided to executives in the market.  Actual awards will reflect competitive market practice, company stock price performance relative to peers, individual performance, the strategic importance of individual and retention objectives.

IV.           PROGRAM ADMINISTRATION

The Program will be administered by the President & CEO and the Compensation Committee of the Board of Directors (the “Compensation Committee”).

A.            President & CEO Responsibilities.

1.     Recommend new executives for Program Participation.

2.     Develop specific base salary, short-term incentive and stock option grant recommendations for all Participants (except the President & CEO) and submit to the Compensation Committee for approval.

3.     Propose performance measures, weightings, and performance levels for the short-term incentive program, and changes thereto.

4.     Evaluate actual performance against the short-term incentive measures and goals.

5.     Communicate Program parameters and mechanics to Participants.

B.            Compensation Committee Responsibilities.

1.     Submit new Program Participants to the full Board for approval.

2.     Review peer group companies used for annual competitive analysis and submit to the full Board for approval.

3.     Review short-term incentive performance measures, goals, and weightings, and make a recommendation to the full Board for approval.

4.     Certify achievement of short-term incentive measures and determine form of payment.

5.     Review President & CEO’s pay recommendations for Participants, develop pay recommendations for the President & CEO, and submit all pay recommendations to the full Board for approval.

6.     Review President & CEO’s stock option award recommendations and make a recommendation to the full Board for approval.

V.            BASE SALARY

The target base salary market position for Program Participants is the 50th to 60th percentile of the comparator market.

A.            Salary Increase.  All Participants will be eligible for a salary review at the end of each fiscal year.  Salary increases may be comprised of a merit increase and/or a technical adjustment.   Merit increase guidelines (as a percent of base salary) will be established for the entire company each October based on a review of current market practices and the Company’s financial condition.  The merit increase guidelines for Program Participants will be the same as all Company employees.  A Participant will be eligible for a merit increase based on individual performance as determined through the Company’s performance review process.

If a Participant’s base salary after giving effect to the merit increase is below market 50th percentile, the individual may also receive a technical adjustment.  Technical adjustments will be based on the competitive position of the Participant’s base salary relative to market and the Company’s financial condition.

If a Participant’s base salary is less than 80% of the market 50th percentile after a merit increase and technical adjustment, the individual will be eligible for another technical adjustment on or about July 1st of the following fiscal year.

B.            Recommendations and Approval.  Salary increases for all Participants (except the President & CEO) will be recommended by the President & CEO and submitted to the Compensation Committee, with supporting documentation, for review.  The Compensation Committee will develop the salary increase recommendation for the President & CEO and make a recommendation with respect to salary increases for all Participants to the full Board for approval.

VI.           SHORT-TERM INCENTIVE PROGRAM

The short-term incentive program (“STIP”) is designed to reward executives for the financial and operational success of the Company.

A.            Performance Period.  The STIP will measure and reward performance on an annual basis (January 1 – December 31).

B.            Eligibility.  All Program Participants as of January 1st, are eligible to participate in the STIP.  New Participants will be eligible to participate in the STIP upon the recommendation of the President & CEO and Compensation Committee and approval by the full Board; provided, however, that the New Participant is approved for the Program by September 30th.  The New Participant’s award opportunity (see Section VI. D. below) will be prorated based on the number of full and partial months remaining in the performance period at the time Program participation is approved.  New Participants approved for the Program after September 30th will only be eligible to receive an award (prorated based on the number of full and partial months remaining in the performance period) for the achievement of individual performance measures.  These individuals will be eligible to participate in the full STIP in the next fiscal year.

C.            Performance Measures and Weighting.  STIP awards will be selected and approved by the Board each year and will be tied to the achievement of corporate financial goals, operational objectives and individual performance.  Performance measures and weightings will be selected based on their importance to Sonus’ strategic goals and the Participants’ ability to impact each metric.  STIP awards may be subject to a “corporate gate”; this is a minimum performance requirement before any award may be earned.  The “gate” is to be approved by the Board each year.

Goals will be reviewed on a quarterly basis to ensure continued alignment with the Company’s business strategy and objectives.  Upon the recommendation of the President & CEO and Compensation Committee and approval of the full Board, the performance measures, weightings, and/or performance levels may be adjusted at this time to reflect changes in business priorities.

D.            Award Levels.  Target award levels for each STIP Participant have been established based on competitive practice and Sonus’ compensation philosophy.  Threshold and maximum award levels represent 50% and 150% of target, respectively.

Title/Level	Target STIP Award (as a% of base salary)
President & CEO	45.0%
Senior Vice President	35.0%
Vice President	25.0%

E.             Award Determination.  Actual performance will be measured against the performance metrics and goals at the end of the fiscal year.  A score will be assigned to each measure/goal based on the level of achievement and an aggregate point value determined for each measure.    If the threshold performance level for any other performance measure is not achieved, no points will be earned for that measure.  Conversely, actual performance that is greater than the maximum performance level will yield only the  maximum points for that measure.  The aggregate point value will be multiplied by each Participant’s Target STIP Award to establish the earned incentive award percentage.  This percentage will then be multiplied by the Participant’s base salary to determine the dollar value of the Participant’s STIP award.

The President & CEO will be for responsible for evaluating actual performance against the performance goals and determining the award earned.  Written documentation supporting the President & CEO’s evaluation of performance and calculation of awards will be submitted to the Compensation Committee for review.  The Compensation Committee will make a recommendation to the Board regarding the award amount and form of payment.

F.             Award Payout.  Subject to approval by the Compensation Committee, STIP awards will be paid no later than February 28th following the conclusion of the fiscal year to which the award relates.  A Participant must be actively employed at the Company on the date awards are paid to receive an award.  The Compensation Committee retains the discretion to recommend that STIP awards be paid in cash, restricted stock, stock options, promissory note, or to defer payments via a nonqualified deferred compensation program.

VII          STOCK OPTION PROGRAM

The stock option program is designed to focus Program Participants on increasing Company and shareholder value through the grant of nonqualified stock options.

A.            Eligibility.  All Program Participants as of January 1st, are eligible to receive a stock option award on or about December 15th to December 31st (“Refresher Grant”).  New Participants will be eligible to receive a new hire award (“New Hire Grant”) as soon as administratively possible after their start date.  New Participants will also be eligible for a Refresher Grant if they enter the Program prior to July 1st; however, this award will be prorated based on the number of full and partial months remaining in the fiscal year at the time Program participation is approved.  New Participants entering the Program after July 1st will not be eligible to receive a Refresher Grant during the current fiscal year but will be considered for such an award in the next fiscal year.

B.            Award Levels.  Target Refresher and New Hire Grants are based on the stock option value provided to similarly situated executives in the market.  For purposes of defining “market,” the survey sources listed in Section III.B. will be considered.  Target value represents the economic value of the Refresher or New Hire Grant using a risk-adjusted present value of expected gain methodology.

Title/Level	Target Refresher Stock Option Value	Target New Hire Stock Option Value
President & CEO	$500,000	—
Senior Vice President	$275,000	$550,000
Vice President	$225,000	$450,000

C.            Grant Determination.  Refresher and New Hire Grants for each Participant will be calculated using the following process:

1.     Calculate Sonus’ 90-day average closing stock price from September 15th - December 15th.

2.     Determine the risk-adjusted present value of expected gain of a Sonus stock option (“Option Value”) using the stock price calculated in Section VII.C.1. above.  The Option Value should be approximately 50% of the stock price determined above.

3.     Divide the target Refresher Grant (or New Hire Grant) value for each Participant by the Option Value to determine the target number of options to be awarded (“Target Grant”).  The New Hire Grant target number of options will serve as the guidelines for the entire fiscal year.

4.     For each Participant (except the President & CEO), the President & CEO will recommend an actual award (“Actual Grant”) that is 50% to 150% of the Target Grant.  Factors used to determine the Actual Grant have been defined by the Board to include:

•      Competitive market practice

•      Company stock price performance relative to peers

•      Individual performance

•      Strategic importance of individual/retention objectives

The Compensation Committee will make this determination for the President & CEO, subject to Board approval.

5.     The President & CEO will submit a written recommendation and supporting rationale for each Participant’s Actual Grant to the Compensation Committee for review, with recommendations to be made to the full Board.

6.     The Compensation Committee and/or Board of Directors may, in lieu of the foregoing, determine the amount of the option award levels based on other metrics, including without limitation, total number of shares subject to options; provided, however, that the option award levels shall not exceed those that would be determined in accordance with the foregoing provisions of this Section VII.

D.            Aggregate Stock Option Grant.  The aggregate Refresher Grant value provided to current Program Participants shall not exceed an amount equal to the sum of the Target Refresher Grant value for each Participant.

E.             Stock Option Grant.  Refresher Grants will be approved and granted by the full Board on or about December 15th to December 31st.  New Hire Grants will be approved and granted as soon as administratively possible following the individual’s approval for participation in the Program.  The exercise price of the Refresher Grant will be Sonus’ closing stock price on the date the grant is approved by the Board.  The exercise price of the New Hire Grant will be Sonus’ closing stock price on the date the grant is approved by the Board or date of hire, whichever is later.

F.             Vesting.  Refresher Grants are subject to a four-year time-based vesting schedule.  One-quarter of the total grant vests after one year, with the remaining options vesting in 36 equal monthly installments.  Unless otherwise determined by the President & CEO or Compensation Committee, New Hire Grants will vest according to the same schedule.

VIII         MISCELLANEOUS PROVISIONS

A.            This Program is effective as of January 1, 2004 and will continue until the Compensation Committee and/or Board terminates the Program.  The Compensation Committee and/or Board retain the right to amend, alter, or terminate this Program at any time.

B.            All decisions made by the Compensation Committee and/or Board regarding administration and interpretation of the Program shall be final and binding on all persons, including the Company and Participants.

C.            Nothing contained in this document shall be deemed to alter the relationship between the Company and a Participant, or the contractual relationship between a Participant and the Company if there is a written contract regarding such relationship.  Furthermore, nothing contained in this document shall be construed to constitute a contract of employment between the Company and a Participant.  The Company and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.